UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 25, 2010

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On January 25, 2010, registrant issued a press release entitled “Halliburton Announces Fourth Quarter Earnings of $0.28 Per Diluted Share Excluding Receivable Settlement Charge”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER EARNINGS
OF $0.28 PER DILUTED SHARE EXCLUDING RECEIVABLE SETTLEMENT
CHARGE
Reported net income from continuing operations of $0.27 per diluted share

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that income from continuing operations for the fourth quarter of 2009 was $257 million, or $0.28 per diluted share, excluding a $10 million net of tax, or $0.01 per diluted share, charge related to the settlement of a customer receivable in Venezuela.  Net income for the fourth quarter of 2009 was $243 million, or $0.27 per diluted share.  This compares to net income for the third quarter of 2009 of $262 million, or $0.29 per diluted share. Employee separation costs negatively impacted third quarter of 2009 results by $19 million net of tax, or $0.02 per diluted share.

Consolidated revenue in the fourth quarter of 2009 was $3.7 billion, compared to $3.6 billion in the third quarter of 2009.  Consolidated operating income was $428 million in the fourth quarter of 2009 compared to $474 million in the third quarter of 2009.

Halliburton’s revenue was $14.7 billion for the full year 2009, a decrease of 20% from the full year 2008, and operating income was $2.0 billion, a decrease of 50% from the full year 2008.  Income from continuing operations for the full year 2009 was $1.2 billion, or $1.28 per diluted share, compared to 2008 income from continuing operations of $2.6 billion, or $2.91 per diluted share.  These decreases were largely attributable to pricing declines and lower demand for products and services in North America due to a significant reduction in rig count during the early part of the year.

Commenting on 2009 results, Dave Lesar, chairman, president, and chief executive officer said, “While weak global demand and volatility in the commodity markets negatively impacted the oil service industry, I am pleased that our results reflect the successful execution of our strategy throughout the year.

“Guided by the lessons learned from past industry cycles, our strategy focused not only on managing costs but also on aligning our resources to strengthen our market position.
We were able to reinforce the long-term health of our global franchise and position the company for growth through the next up cycle.

“During the fourth quarter, total revenue grew 3% from the third quarter, driven by increased activity in North America. Our international results reflected the reduction of activity due to weather related seasonality, lower than normal equipment sales and the

Halliburton/Page 2

previously disclosed decrease of natural gas activity in Mexico. Our international results were also impacted by the reduction of international pricing due to increased intensity of competition on re-tenders and new contracts in international markets throughout the year.

“The United States rig count increased 14% from the third quarter. Revenue in North America increased 12% from the prior quarter due to robust activity in unconventional basins. Our continued investment in technology and infrastructure in these key growth basins allowed us to increase market share, operating margins and realize marginal pricing improvements during the quarter.

“The increase in rig count, positive withdrawals from gas storage and the focus by operators on projects with high service intensity are positive indicators for the North America market in the short term. A sustained recovery is possible through an increase in industrial demand and exiting the heating season with storage levels in line with the historical average.

“International revenue decreased 2% from the third quarter due to the curtailment in drilling in Mexico and pricing declines from contract re-tenders and renegotiations earlier in the year. Eastern Hemisphere operating margins declined to 19%.  Customers in international markets continue to exhibit an intense focus on the quality of project execution to capture efficiencies and improve their project economics.

“Many operators have announced potential increases in upstream spending for 2010 targeted for new frontier developments and ultra-deepwater where we are well positioned. However, we expect operator investment will remain weighted toward the second half of the year.

“We believe 2010 will be a transition year as the industry seeks to balance supply growth with recovering hydrocarbon demand.  We will continue maintaining our financial flexibility, leveraging our strong balance sheet to invest in our broad service portfolio, and strengthening our long-term market position,” concluded Lesar.

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Halliburton/Page 3

2009 Fourth Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the fourth quarter of 2009 was essentially flat from the third quarter of 2009 as increased activity in United States land was offset by lower activity internationally.  Strong sequential revenue growth was seen from increased production enhancement and cementing activity in United States land.

C&P operating income in the fourth quarter of 2009 was $170 million, a decrease of $70 million or 29% over the third quarter of 2009.  North America C&P operating income had significant improvement due to higher demand for production enhancement services and cementing services in United States land.  Latin America C&P operating income decreased 56% with lower activity across all product service lines in Mexico.  Europe/Africa/CIS C&P operating income fell 42%, primarily due to seasonal weather in Russia and vessel activity declines in the North Sea and West Africa.  Middle East/Asia C&P operating income decreased 46% due to declines in completion tools sales in the Middle East and lower activity for production enhancement services throughout the region.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the fourth quarter of 2009 increased $101 million from the third quarter of 2009 due to higher activity across all product service lines.  The division experienced strong sequential revenue increases in the Gulf of Mexico, Brazil, Algeria, China, and Russia.

D&E operating income in the fourth quarter of 2009 was $312 million, an increase of $29 million or 10% over the third quarter of 2009.  North America D&E operating income had significant growth primarily due to higher drilling activity in the Gulf of Mexico.  Latin America D&E operating income decreased 46% as higher activity in Brazil was offset by bad debt expense related to the accounts receivable settlement in Venezuela and lower natural gas drilling activity in Mexico.  Europe/Africa/CIS D&E operating income increased 16% primarily due to a more favorable product mix for drilling fluids in Norway and higher demand for software sales, project management, and drilling services in Algeria.  Middle East/Asia D&E operating income increased 7% with higher demand for software and services throughout the region and higher direct sales in Asia.

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Halliburton/Page 4

Significant Recent Events and Achievements

•
Halliburton has been awarded the integrated turnkey drilling contract in South Ghawar.  Located approximately 200 kilometers (124 miles) from the city of Dhahran, the Ghawar field is the world's largest oil field.  The five-year contract, with an option for an additional five-year period, calls for the provision of drilling rigs, directional and horizontal drilling, logging while drilling, cementing, mud engineering, wireline logging, completion, perforating, and other well construction activities, including engineering and management of the entire drilling operations. The project is expected to utilize three to four rigs and will involve between 153 and 185 oil production, water injection, and evaluation wells.  This contract is Saudi Aramco's first-ever award for an integrated turnkey drilling contract and is an important part of Saudi Aramco's plan to explore new avenues of collaboration with major oil field services providers.

•
Halliburton has been awarded a three-year contract by Total to provide drilling and completion fluid solutions in Indonesia.  The $122 million contract is expected to begin in the Mahakam Delta during the first quarter of 2010.

•
Halliburton has been awarded a three-year technical cooperation agreement by Brazil’s state energy company Petróleo Brasileiro (Petrobras) for research and development in Brazil’s subsalt areas.  Plans include up to 15 projects, including studies on contamination of fluids in oil wells, laboratory simulation of well production, and research on salt and carbon-dioxide formation cementation.  A centerpiece of the agreement will be the establishment of the Halliburton Brazil Technology and Solutions Center in Rio de Janeiro.

•
Halliburton and SGS SA have entered into a Joint Cooperation Agreement combining formation fluid sample acquisition and analysis services.  Halliburton will provide a comprehensive suite of solutions for acquiring fluid samples, and SGS’ Oil, Gas and Chemicals division will deliver a full range of fluid analysis services.  Through the agreement, clients will have access to the industry’s most complete and innovative solutions, including portable laboratory services for the acquisition, analysis, and independent quality control of production and reservoir fluid samples.  Customers will get timely and impartial data to help with wellbore placement, facility design and pipeline setup decisions.  Halliburton and SGS are currently providing the joint fluid sample collection and analysis service to a client in offshore Africa.

•
Halliburton has acquired Geo-Logic Systems, LLC. Founded in 1983, Geo-Logic Systems is the leading provider of advanced structural interpretation, analysis, and restoration software for complex geologic environments.  Geo-Logic Systems’ software validates complex geologic interpretations by determining their physical possibility using its structural restoration and balancing capabilities. The software assists in analyzing and modeling fault seal characteristics, burial histories, and determining hydrocarbon migration pathways and accumulation zones, thereby enabling Halliburton's customers to construct more accurate geologic models.

 Halliburton/Page 5

•
Landmark, a brand of Halliburton, recently launched GeoGraphix® Discovery™ 3D software, the new Microsoft (NASDAQ: MSFT)  Windows PC-based offering incorporating state-of-the-art interactive visualization tools from Microsoft's Xbox® gaming console and the 64-bit capabilities and performance of the new Microsoft Windows 7 operating system. Using this new member of the GeoGraphix product family, Discovery 3D software users will have an immersive, game-like experience when developing geologic interpretations.  GeoGraphix Discovery 3D software is one of the first oil and gas solutions leveraging the Microsoft Windows 7 operating system as well as the latest DirectX® graphics technology, combined with Microsoft Xbox gaming technology. The resulting product vastly improves the way geoscientists interact with and manipulate 3D subsurface models, allowing for faster, more accurate interpretations and decisions.

•
Landmark, a brand of Halliburton, announced that in partnership with Shell it had completed the first of several critical deployments in the global rollout of R5000 versions of Landmark software.  The R5000 software provides higher levels of data and application integration.  Engineering and drilling disciplines are more tightly integrated with subsurface disciplines, enabling geological (G&G) technical staff, interpreters, and engineers to visualize and analyze larger geographic and more complex datasets within interpretation and modeling applications.

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Halliburton/Page 6

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry.   With more than 50,000 employees in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field.  Visit the company’s Web site at www.halliburton.com.

NOTE:  The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: changes in the demand for or price of oil and/or natural gas which has been significantly impacted by the worldwide recession and by the worldwide financial and credit crisis; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity, potential adverse proceedings by such agencies; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to radioactive sources, explosives, and chemicals; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; unsettled political conditions, war, and the effects of terrorism, foreign operations, and foreign exchange rates and controls; weather-related issues including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2008, Form 10-Q for the period ended September 30, 2009, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition.  Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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                     HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31			September 30
	2009	2008		2009
Revenue: (a)
Completion and Production	$1,818	$2,552		$1,821
Drilling and Evaluation	1,868	2,358		1,767
Total revenue	$3,686	$4,910		$3,588
Operating income: (a)
Completion and Production	$170	$630		$240
Drilling and Evaluation	312	558		283
Corporate and other	(54)	(25)		(49)
Total operating income	428	1,163		474
Interest expense	(82)	(48)		(80)
Interest income	4	4		3
Other, net	(4)	(26)		(4)
Income from continuing operations before income taxes	346	1,093		393
Provision for income taxes	(98)	(342)		(124)
Income from continuing operations	248	751		269
Loss from discontinued operations, net	(4)	(308	)(c)	(3)
Net income	$244	$443		$266
Noncontrolling interest in net income of subsidiaries (b)	(1)	25		(4)
Net income attributable to company	$243	$468		$262
Amounts attributable to company shareholders:
Income from continuing operations	$247	$776		$265
Loss from discontinued operations, net	(4)	(308	)(c)	(3)
Net income attributable to company	$243	$468		$262
Basic income per share attributable to company
shareholders: (d)
Income from continuing operations	$0.27	$0.87		$0.29
Loss from discontinued operations, net	–	(0.35	)(c)	–
Net income per share	$0.27	$0.52		$0.29
Diluted income per share attributable to company
shareholders: (d)
Income from continuing operations	$0.27	$0.87		$0.29
Loss from discontinued operations, net	–	(0.35	)(c)	–
Net income per share	$0.27	$0.52		$0.29
Basic weighted average common shares outstanding (d)	903	895		902
Diluted weighted average common shares outstanding (d)	906	896		904

(a)	Prior period segment information was reclassified to reflect the movement of certain operations from the Completion and Production segment to the Drilling and Evaluation segment.
(b)
On January 1, 2009, Halliburton adopted a new accounting standard, the provisions of which, among others, requires the recognition of noncontrolling interest (previously referred to as minority interest) as equity in the condensed consolidated balance sheets and a revised presentation of the condensed consolidated statements of operations.  All periods presented have been restated.

(c)
Loss from discontinued operations, net in the fourth quarter of 2008 included a $303 million, or $0.34 per diluted share, charge related to the settlements of the Department of Justice and Securities and Exchange Commission Foreign Corrupt Practices Act investigations.

(d)
On January 1, 2009, Halliburton adopted an update to accounting standards related to accounting for instruments granted in share-based payment transactions as participating securities.  This update provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and shall be included in the computation of both basic and diluted earnings per share.  Prior periods’ basic and diluted earnings per share were restated.  Upon adoption, both basic and diluted earnings per share for the fourth quarter of 2008 decreased by $0.01 for net income.  Both basic and diluted loss per share for the fourth quarter of 2008 increased by $0.01 for discontinued operations.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended December 31
	2009	2008
Revenue: (a)
Completion and Production	$7,419	$9,610
Drilling and Evaluation	7,256	8,669
Total revenue	$14,675	$18,279
Operating income: (a)
Completion and Production	$1,016	$2,304
Drilling and Evaluation	1,183	1,970
Corporate and other	(205)	(264)
Total operating income	1,994	4,010
Interest expense	(297)	(167	)(b)
Interest income	12	39
Other, net	(27)	(33	)(b)
Income from continuing operations before income taxes	1,682	3,849
Provision for income taxes	(518)	(1,211)
Income from continuing operations	1,164	2,638
Loss from discontinued operations, net	(9)	(423	)(c)
Net income	$1,155	$2,215
Noncontrolling interest in net income of subsidiaries (d)	(10)	9
Net income attributable to company	$1,145	$2,224
Amounts attributable to company shareholders:
Income from continuing operations	$1,154	$2,647
Loss from discontinued operations, net	(9)	(423	)(c)
Net income attributable to company	$1,145	$2,224
Basic income per share attributable to company
shareholders: (e)
Income from continuing operations	$1.28	$3.00
Loss from discontinued operations, net	(0.01)	(0.48	)(c)
Net income per share	$1.27	$2.52
Diluted income per share attributable to company
shareholders: (e)
Income from continuing operations	$1.28	$2.91
Loss from discontinued operations, net	(0.01)	(0.46	)(c)
Net income per share	$1.27	$2.45
Basic weighted average common shares outstanding (e)	900	883
Diluted weighted average common shares outstanding (e)	902	909

(a)	Prior period segment information was reclassified to reflect the movement of certain operations from the Completion and Production segment to the Drilling and Evaluation segment.
(b)
On January 1, 2009, Halliburton adopted an update to accounting standards related to convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).  This update clarifies that convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  Upon adoption, the provisions were retroactively applied.  As a result, $7 million of additional non-cash interest expense was recorded in the year ended December 31, 2008 and the $693 million loss to settle our convertible debt recorded in the third quarter of 2008 was reversed and recorded to additional paid-in capital.

(c)
Loss from discontinued operations, net, in 2008, included $420 million in charges, net of tax, or $0.46 per diluted share, related to adjustments of the indemnities and guarantees provided to KBR, Inc. upon separation.

(d)
On January 1, 2009, Halliburton adopted a new accounting standard, the provisions of which, among others, requires the recognition of noncontrolling interest (previously referred to as minority interest) as equity in the condensed consolidated balance sheets and a revised presentation of the condensed consolidated statements of operations.  All periods presented have been restated.

(e)
On January 1, 2009, Halliburton adopted an update to accounting standards related to accounting for instruments granted in share-based payment transactions as participating securities.  This update provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and shall be included in the computation of both basic and diluted earnings per share.  Prior periods’ basic and diluted earnings per share were restated.  Upon adoption, basic income per share for 2008 decreased by $0.02 for continuing operations and diluted income per share decreased by $0.01 for continuing operations.  In addition, basic loss per share decreased by $0.01 for discontinued operations.  Both basic and diluted earnings per share decreased by $0.01 for net income.

See Footnote Table 3 for a list of significant items included in operating income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31
	2009	2008
Assets
Current assets:
Cash and equivalents	$2,082	$1,124
Receivables, net	2,964	3,795
Inventories, net	1,598	1,828
Investments in marketable securities	1,312	–
Other current assets	682	664
Total current assets	8,638	7,411

Property, plant, and equipment, net	5,759	4,782
Goodwill	1,100	1,072
Other assets	1,041	1,120
Total assets	$16,538	$14,385

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$787	$898
Current maturities of long-term debt	750	26
Accrued employee compensation and benefits	514	643
Other current liabilities	838	1,214
Total current liabilities	2,889	2,781

Long-term debt	3,824	2,586
Other liabilities	1,068	1,274
Total liabilities	7,781	6,641

Company’s shareholders’ equity	8,728	7,725
Noncontrolling interest in consolidated subsidiaries (a)	29	19
Total shareholders’ equity	8,757	7,744
Total liabilities and shareholders’ equity	$16,538	$14,385

(a)
On January 1, 2009, Halliburton adopted a new accounting standard, the provisions of which, among others, requires the recognition of noncontrolling interest (previously referred to as minority interest) as equity in the condensed consolidated balance sheets and a revised presentation of the condensed consolidated statements of operations.  All periods presented have been restated.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
	2009	2008
Cash flows from operating activities:
Net income	$1,155	$2,215 (a)
Adjustments to reconcile net income to net cash from operations:
Depreciation, depletion, and amortization	931	738
Loss from discontinued operations	9	423
Payments of Department of Justice and Securities and Exchange Commission
settlement and indemnity	(417)	–
Other	728	(702)
Total cash flows from operating activities	2,406	2,674

Cash flows from investing activities:
Sales (purchases) of investments in marketable securities, net	(1,320)	388
Capital expenditures	(1,864)	(1,824)
Acquisitions of assets, net of cash acquired	(55)	(652)
Other	154	232
Total cash flows from investing activities	(3,085)	(1,856)

Cash flows from financing activities:
Proceeds from long-term borrowings, net of offering costs	1,975	1,187
Payments of dividends to shareholders	(324)	(319)
Payments on long-term borrowings	(31)	(2,048)
Payments to reacquire common stock	(17)	(507)
Other	67	164
Total cash flows from financing activities	1,670	(1,523)

Effect of exchange rate changes on cash	(33)	(18)
Increase (decrease) in cash and equivalents	958	(723)
Cash and equivalents at beginning of period	1,124	1,847
Cash and equivalents at end of period	$2,082	$1,124

(a)
On January 1, 2009, Halliburton adopted an update to accounting standards related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).  This update clarifies that convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  Upon adoption, the provisions were retroactively applied.  As a result, $7 million of additional non-cash interest expense was recorded in the year ended December 31, 2008 and the $693 million loss to settle our convertible debt recorded in the third quarter of 2008 was reversed and recorded to additional paid-in capital.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue by geographic region:	2009	2008	2009
Completion and Production:
North America	$916	$1,442	$807
Latin America	205	258	223
Europe/Africa/CIS	423	497	483
Middle East/Asia	274	355	308
Total	1,818	2,552	1,821
Drilling and Evaluation:
North America	519	800	478
Latin America	334	414	319
Europe/Africa/CIS	574	643	529
Middle East/Asia	441	501	441
Total	1,868	2,358	1,767
Total revenue by region:
North America	1,435	2,242	1,285
Latin America	539	672	542
Europe/Africa/CIS	997	1,140	1,012
Middle East/Asia	715	856	749

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$45	$384	$9
Latin America	20	51	45
Europe/Africa/CIS	62	110	107
Middle East/Asia	43	85	79
Total	170	630	240
Drilling and Evaluation:
North America	58	155	28
Latin America	28	101	52
Europe/Africa/CIS	109	150	94
Middle East/Asia	117	152	109
Total	312	558	283
Total operating income by region:
North America	103	539	37
Latin America	48	152	97
Europe/Africa/CIS	171	260	201
Middle East/Asia	160	237	188

Prior period segment information was reclassified to reflect the movement of certain operations from the Completion and Production segment to the Drilling and Evaluation segment.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended December 31
Revenue by geographic region:	2009	2008
Completion and Production:
North America	$3,589	$5,327
Latin America	887	978
Europe/Africa/CIS	1,771	1,938
Middle East/Asia	1,172	1,367
Total	7,419	9,610
Drilling and Evaluation:
North America	2,073	3,013
Latin America	1,294	1,447
Europe/Africa/CIS	2,177	2,408
Middle East/Asia	1,712	1,801
Total	7,256	8,669
Total revenue by region:
North America	5,662	8,340
Latin America	2,181	2,425
Europe/Africa/CIS	3,948	4,346
Middle East/Asia	2,884	3,168

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$272	$1,426
Latin America	172	214
Europe/Africa/CIS	315	360
Middle East/Asia	257	304
Total	1,016	2,304
Drilling and Evaluation:
North America	178	679
Latin America	187	307
Europe/Africa/CIS	380	497
Middle East/Asia	438	487
Total	1,183	1,970
Total operating income by region:
North America	450	2,105
Latin America	359	521
Europe/Africa/CIS	695	857
Middle East/Asia	695	791

Prior period segment information was reclassified to reflect the movement of certain operations from the Completion and Production segment to the Drilling and Evaluation segment.

See Footnote Table 3 for a list of significant items included in operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Excluded Costs
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31	September 30
Excluded costs by geographic region:	2009(a)	2009(b)
Completion and Production:
North America	$–	$5
Latin America	3	3
Europe/Africa/CIS	–	3
Middle East/Asia	–	2
Total	3	13
Drilling and Evaluation:
North America	–	4
Latin America	12	4
Europe/Africa/CIS	–	5
Middle East/Asia	–	2
Total	12	15
Total excluded costs by region:
North America	–	9
Latin America	15	7
Europe/Africa/CIS	–	8
Middle East/Asia	–	4
Total	15	28

(a)	Bad debt expense arising from the settlement of a significant Venezuela customer account receivable.
(b)	Employee separation costs.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Adjusted Operating Income Removing Excluded Costs
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
Adjusted operating income by geographic region:	December 31	September 30
(excluding Corporate and other): (a) (b)	2009	2009
Completion and Production:
North America	$45	$14
Latin America	23	48
Europe/Africa/CIS	62	110
Middle East/Asia	43	81
Total	173	253
Drilling and Evaluation:
North America	58	32
Latin America	40	56
Europe/Africa/CIS	109	99
Middle East/Asia	117	111
Total	324	298
Total operating income by region:
North America	103	46
Latin America	63	104
Europe/Africa/CIS	171	209
Middle East/Asia	160	192

(a)
Management believes that operating income adjusted for employee separation costs and the receivables settlement is useful to investors to assess and understand segment and region operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results.  Management analyzes operating income without the impact of employee separation costs and the receivables settlement as an indicator of ongoing segment and region operating performance, to identify underlying trends in the business, and to establish segment and region operational goals.  The adjustment removes the effect of these expenses.

(b)	Adjusted operating income for each segment and region is calculated as: “Operating income” plus “Excluded costs.”

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Year Ended		Year Ended
	December 31, 2009		December 31, 2008
	Operating	After Tax	Operating	After Tax
	Income	Per Share	Income	Per Share
Completion and Production:
North America
Gain on sale of investments	$–	$–	$35	$0.02
Employee separation costs	(19)	(0.02)	–	–
Latin America
Employee separation costs	(7)	–	–	–
Receivables settlement	(3)	–
Europe/Africa/CIS
Employee separation costs	(5)	–	–	–
Middle East/Asia
Employee separation costs	(3)	–	–	–
Drilling and Evaluation:
North America
Gain on sale of investments	–	–	25	0.02
Employee separation costs	(13)	(0.01)	–	–
Latin America
Employee separation costs	(8)	(0.01)	–	–
Receivables settlement	(12)	(0.01)
Europe/Africa/CIS
Employee separation costs	(8)	(0.01)	–	–
Middle East/Asia
Impairment of oil and gas property	–	–	(23)	(0.02)
Employee separation costs	(5)	–	–	–
Corporate and other:
Patent settlements	–	–	5 (a)	–
Acquisition-related adjustment	–	–	(22)	(0.02)
Employee separation costs	(5)	–	–	–

(a)	Patent settlements in 2008 included a $35 million gain in the fourth quarter of 2008, which was partially offset by a $30 million charge in the second quarter of 2008.

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FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Reconciliation of As Reported Results to Adjusted Results
(Millions of dollars)
(Unaudited)

Three Months Ended
December 31, 2009

As reported income from continuing operations	$247
Receivables settlement, net of tax (a)	10
Adjusted income from continuing operations (a)	$257

As reported diluted weighted average common shares outstanding	906

As reported income from continuing operations per diluted share (b)	$0.27
Adjusted income from continuing operations per diluted share (b)	$0.28

(a)
Management believes that income from continuing operations adjusted for the receivables settlement is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded item to be outside of the Company’s normal operating results.  Management analyzes income from continuing operations without the impact of the receivables settlement as an indicator of performance, to identify underlying trends in the business, and to establish operational goals.  The adjustment removes the effect of the expense.  Adjusted income from continuing operations is calculated as:  “As reported income from continuing operations” plus “Receivables settlement, net of tax.”

(b)
As reported income from continuing operations per diluted share is calculated as: “As reported income from continuing operations” divided by “As reported diluted weighted average common shares outstanding.”   Adjusted income from continuing operations per diluted share is calculated as: “Adjusted income from continuing operations” divided by “As reported diluted weighted average common shares outstanding.”

FOOTNOTE TABLE 5

HALLIBURTON COMPANY
Calculation of Net Debt to Total Capitalization Ratio
(Millions of dollars)
(Unaudited)

December 31, 2009

Total debt (b)	$4,574
Cash and equivalents	(2,082)
Investments in marketable securities	(1,312)
Net debt (c)	$1,180

As reported total shareholders’ equity	$8,757
Total debt (b)	4,574
Total capitalization (d)	$13,331

Net debt to total capitalization ratio (a)	9%

(a)
Management believes that the net debt to total capitalization ratio is an important financial measure for use in evaluating the Company’s liquidity, which measures the amount of net debt compared to available capital.  Management believes that because cash and equivalents and investments in marketable securities can be used to repay indebtedness, net debt provides a clearer picture of the future demands on cash to repay debt by netting cash and equivalents and investments in marketable securities against debt.  The net debt to total capitalization ratio is calculated as: “Net debt” divided by “Total capitalization.”

(b)	Total debt includes short-term notes payable, current maturities of long-term debt, and long-term debt.
(c)	Net debt is calculated as: “Total debt” less “Cash and equivalents” less “Investments in marketable securities.”
(d)	Total capitalization is calculated as: “As reported total shareholders’ equity” plus “Total debt.”

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FOOTNOTE TABLE 6

HALLIBURTON COMPANY
Calculation of Return on Average Invested Capital
(Millions of dollars)
(Unaudited)

Year Ended
December 31, 2009
Income from continuing operations before noncontrolling interest	$1,164
Net financing costs, after tax (b)	197
Excluded costs, after tax (c)	61
Earnings before net financing costs and excluded costs	$1,422

Invested capital – December 31, 2008 (d)	$10,369
Invested capital – December 31, 2009 (d)	$13,331
Average invested capital	$11,850

Return on average invested capital (ROIC) (a)	12%

(a)
Management believes that return on average invested capital (ROIC) is useful to investors to assess historical capital productivity, evaluate management’s performance, and to demonstrate to shareholders that capital has been used wisely over the long term. ROIC is calculated as:  “Earnings before net financing costs and excluded costs” divided by “Average invested capital.”

(b)	“Net financing costs, after tax” consists of interest expense and interest income.
(c)
“Excluded costs, after tax” includes the items in footnote table 3.  The adjustment removes the effect of these expenses because management views the items to be outside of the Company’s normal operating results.

(d)	“Invested capital” includes total shareholders’ equity and total debt. Total debt consists of short-term notes payable, current maturities of long-term debt, and long-term debt.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: January 28, 2010	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary